Exhibit 99.1

NEWS RELEASE

INDEPENDENT BANK CORP. AND ROCKLAND TRUST COMPANY
APPOINT MARY L. LENTZ TO BOARD OF DIRECTORS

Rockland, Massachusetts (November 7, 2016) - Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced the appointment of Mary L. Lentz to its Board of Directors. Rockland Trust also appointed Ms. Lentz to its Board of Directors.

For the past 20 years Ms. Lentz has worked for McCall & Almy, a Boston-based commercial real estate brokerage and advisory services firm. Ms. Lentz currently serves as an Executive Vice President and Partner of McCall & Almy. Ms. Lentz has 34 years of commercial real estate experience, including prior work as Chief Operating Officer of a publicly-traded real estate investment trust. Ms. Lentz plays an instrumental role in advising Partners HealthCare System on its real estate needs, including its recent relocation of 4,500 employees to Assembly Row in Somerville, Massachusetts, and specializes in advising healthcare, corporate, and non-profit institutions with real estate leasing and acquisition strategies.

“We are extremely pleased to welcome Mary to both our holding company and bank Board of Directors,” said Donna L. Abelli, Chair of both the Independent Bank Corp. and Rockland Trust Board. “Her commercial real estate expertise and knowledge of the Greater Boston market will strengthen our Board and assist with the continued growth of Rockland Trust.”

Ms. Lentz’s commercial real estate accomplishments have been widely honored, including recognition by the Greater Boston Real Estate Board in 2012 as the “Commercial Real Estate Broker of the Year.” She is active in several professional and community organizations and for many years has been a Trustee of both Boston Arts Academy, Boston’s only public high school for the visual and performing arts, and the Newton-Wellesley Physicians Hospital Organization.

“I am honored to join the Independent Bank Corp. and Rockland Trust Company Board of Directors,” said Mary Lentz. “I am very excited to become a part of such a well-run, growing commercial bank that values the critical importance of relationships and has a fervent commitment to diversity.”

Ms. Lentz graduated from Boston College with a Bachelor of Science degree, specializing in Accounting and Computer Science. From there she went on to earn her Master of Science degree from the Sloan School of Management at the Massachusetts Institute of Technology.

Ms. Lentz lives in Boston, Massachusetts with her husband Robert Lentz with whom she has three adult sons, Michael, Martin and Samuel. Ms. Lentz is 62 years old. Independent appointed Ms. Lentz as a Class I Director, with a term expiring at Independent’s 2018 Annual Shareholder Meeting. With the appointment of Ms. Lentz, Independent and Rockland Trust now both have three female Directors.

About Independent Bank Corp.
Independent Bank Corp. has approximately $7.5 billion in assets. Independent is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust offers a wide range of banking, investment, and insurance services to businesses and individuals through retail branches, commercial lending offices, investment management offices, and residential lending centers located in Eastern Massachusetts and Rhode Island, as well as through telephone banking, mobile banking, and the internet. Rockland Trust is an FDIC Member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, visit www.RocklandTrust.com.

Investor and Media Contacts
Investor:                    Media:
Robert D. Cozzone                Ellen Molle
Chief Financial Officer            (617) 922-5952
(781) 982-6723                Ellen.Molle@rocklandtrust.com
Robert.Cozzone@rocklandtrust.com